Will AHT investors be forced to sell Ashford Inc post spin-off? asks UNITE HERE

UNITE HERE questions prospects of advisor spinoff from Ashford Hospitality Trust amidst special meeting solicitation

New York -- Ashford Hospitality Trust (NYSE: AHT) intends to spin off its advisor as a publicly-traded C-Corp that may be uninvestable for REIT-specific index funds, says UNITE HERE. Ashford Inc. will be spun-off to AHT shareholders, many of whom may have investment guidelines restricting holdings to REITs or to companies with higher market capitalizations than anticipated for the advisor.

Not only will AHT lose a revenue stream and bear the burden of new advisory fees, REIT index funds may find themselves forced to sell Ashford Inc. shares upon spin-off, while being left with an externally advised REIT, which public markets tend to discount in valuation.

AHT currently collects advisory fees from sister REIT, Ashford Hospitality Prime (NYSE: AHP). In 1H2014, these fees totaled $6.1 million. <FN i> AHT will lose that revenue stream when Ashford Inc. is spun-off, and will additionally pay base advisory fees estimated at $29.6 million to Ashford Inc. <FN ii> Those base fees exclude a list of expenses reimbursable by AHT and incentive fees payable to Ashford Inc.

Investors face a number of questions about the value of AHT and Ashford Inc. post-spinoff:

* Will REIT index funds be forced to sell their shares of Ashford Inc.?

* What will happen to Ashford Inc.’s share price if multiple REIT index funds immediately seek to sell?

* Will there be institutional buyers to support Ashford Inc.’s share price upon spin-off?

* How will AHT be affected by the loss of advisory fees from AHP and the new burden of external management fees?

* Will REIT investors who don’t continue to own the advisor choose to sell AHT in favor of self-managed REITs with lower corporate G&A?

Other AHT investors may have restrictions on investing in micro-cap companies. Last week, AHT announced valuation estimates for Ashford Inc. ranging from $48 to $64 million, and Ashford Inc. disclosed pro forma cash EBITDA of $3.4 million for 2015.

UNITE HERE is soliciting support for a special meeting of shareholders ahead of the spin-off to restore shareholder rights and preserve strategic alternatives at AHT. Visit www.unlock-ashford.org and follow @HotelCorpGov.

Contact: Elliott Mallen (312) 656-5807; JJ Fueser (416) 893-8570

UNITE HERE, 275 7th Ave., New York, NY 10001

About UNITE HERE: UNITE HERE is located at 275 Seventh Ave, New York, NY 10001. Its members are beneficiaries of pension funds with over $60 billion in assets. A UNITE HERE affiliate represents workers at Ashford's Sheraton Anchorage, which is subject to a longstanding labor dispute.

<FN i> 2Q2014 10Q p. 35; 1Q2014 10Q, p. 30

<FNii> AHT 8-K filed 10/15/2014